MANAGEMENT AGREEMENT

AGREEMENT  made as of this 25th day of April, 2012, by and between WILLIAM BLAIR CLS LTD., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), and WILLIAM BLAIR & COMPANY, L.L.C., an Illinois limited liability company (the “Manager”).

WHEREAS,  the Company is a wholly-owned subsidiary of the William Blair Commodity Strategy Long/Short Fund (the “Fund”), a series of the William Blair Funds (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS,  the Company and the Trust desire that the Manager render investment advisory and management services to the Company, and the Manager is willing to render such services;

NOW, THEREFORE,  in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. Employment; Services.  The Company hereby employs the Manager to act as the advisor for the Company to manage the investment and reinvestment of the assets of the Company and to administer the affairs of the Company for the period and upon the terms herein set forth. The Manager accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and administrative services for the Company, to permit any of its principals or employees to serve without compensation as directors or officers of the Company if elected to such positions, and to assume all other obligations herein set forth. The Manager shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

Subject to the oversight and control of the Company’s Board of Directors, the Manager shall (1) supervise and manage the investment and reinvestment of the Company’s assets and, in connection therewith, have authority to purchase and sell securities and other assets for the Company and to vote, exercise consents and exercise all other rights appertaining to such securities and other assets on behalf of the Company (including by causing the Company to act and to be legally bound, or to refrain from acting, in the Company’s capacity as member manager, managing member, manager, member, shareholder, partner or general partner (or similar capacity) of any limited liability company, limited partnership or other business entity); (2) supervise the investment program of the Company and the composition of its investment portfolio; and (3) arrange for the purchase and sale of securities and other assets held in the investment portfolio of the Company. In acting on behalf of the Company in the Company’s capacity as member manager, managing member, manager, member, shareholder, partner or general partner of any direct or indirect wholly-owned subsidiary of the Company, the Manager may engage one or more commodity trading advisors for such direct or indirect wholly-owned subsidiary of the Company. The Manager shall supervise the activities of any commodity trading advisor engaged as a trading advisor to any direct or indirect wholly-owned subsidiary of the Company.

The Manager is hereby granted the authority to (1) place orders for the execution of investment transactions with or through such brokers, dealers or futures commission merchants as the Manager may reasonably select; (2) to execute and enter into account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Company, including ISDA Master Agreements and other related documents; and (3) open and maintain brokerage accounts, including the entering into or execution of customer agreements relating thereto, of all types on behalf and in the name of the Company and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Manager deems desirable or appropriate in accordance with the terms of this Agreement. In such respect, and only for this limited purpose, the Manager shall act as the Company’s agent and attorney-in-fact. Notwithstanding anything to the contrary in this Agreement, except as otherwise specified by notice from the Company to the Manager, the Manager may, in the name of the Company, place orders for the execution of transactions hereunder with or through any broker, dealer, futures commission merchant, bank or any other agent or counterparty, including affiliates of the Manager (to the extent consistent with applicable law), that the Manager may select in its own discretion.

The Manager shall create and maintain all necessary records pertaining to the activities of the Company in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act or the applicable provisions of Cayman Islands’ law. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for the Company are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. Where applicable, such records shall be maintained by the Manager for the periods and in the places required by Rule 31a-2 under the 1940 Act. Notwithstanding anything in this Agreement to the contrary, and to the extent permitted by applicable law, the Manager may maintain copies of any such records.

2. Management Fee. The Manager will receive no compensation from the Company under this Agreement, but will be compensated in accordance with the fee schedule set forth in Appendix A to the Letter Agreement dated April 25, 2012 to the Amended and Restated Management Agreement between the Trust and the Manager.

3. Expenses. The Company shall assume and pay expenses for services rendered by a custodian for the safekeeping of the Company’s securities or other property, for keeping its books for account, for any other charges of the custodian, and for calculating the net asset value of the Company. The Manager shall not be required to pay and the Company shall assume and pay the charges and expenses of its operations, including but not limited to charges and expenses of independent auditors, of legal counsel, of any transfer or dividend disbursement agent, any registrar of the Company, costs of acquiring and disposing of securities and other assets, interest, if any, on obligations incurred by the Company, costs of share certificates and of reports, reports and notices to shareholders, stationery, printing, postage, other like miscellaneous expenses and all fees payable to government agencies on account of the registration of securities issued by the

Company, filing of corporate documents or otherwise. The Manager shall arrange, if desired by the Company, for principals or employees of the Manager to serve, without compensation from the Company, as directors, officers or agents of the Company if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

4. Affiliations. Subject to applicable statutes and regulation, it is understood that directors, officers or agents of the Company are or may be interested in the Manager as principals, agents or otherwise, and that the principals and agents of the Manager may be interested in the Company otherwise than as a director, officer or agent.

5. Limitation of Liability of Manager. The Manager shall not be liable for any error of judgment or of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

6. Term; Termination; Amendment. This Agreement shall become effective on the date hereof and shall remain in full force until April 30, 2013 unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year after the initial term, but only so long as such continuance is specifically approved at least annually by the Company’s Board of Directors or by the vote of a majority of the outstanding voting securities of the Company.

This Agreement shall automatically terminate in the event of its assignment (as that term is defined in the 1940 Act) or upon the termination of the Management Agreement between the Trust, on behalf of the Fund, and the Manager. This Agreement may be terminated at any time without the payment of any penalty by the Company or by the Manager on sixty (60) days written notice to the other party. The Company may affect the termination of this Agreement by action of the Company’s Board of Directors or the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of the Company.

This Agreement may also be terminated at any time, without the payment of any penalty, by the Company’s Board of Directors or the Trust’s Board of Trustees in the event that it shall have been established by a court of competent jurisdiction that the Manager or any officer or principal of the Manager has taken any action which results in a breach of the covenants of the Manager set forth herein.

This Agreement may be amended only by an instrument in writing signed by the party against which enforcement of the amendment is sought. An amendment of this Agreement shall not be effective until approved by the Trust Board.

7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

8. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

9. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

IN WITNESS WHEREOF, the Company and the Manager have caused this Agreement to be executed as of the day and year first above written.

WILLIAM BLAIR CLS LTD.

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Director

WILLIAM BLAIR & COMPANY, L.L.C.

By:	/s/ Michelle R. Seitz
Name:	Michelle R. Seitz
Title:	Director

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